Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Caesarstone Ltd.’s (the “Company”) 2020 Share Incentive Plan, of our reports dated March 23, 2020, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in Caesarstone Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 23, 2020.

/s/ Grant Thornton Audit Pty Ltd
Grant Thornton Audit Pty Ltd
Melbourne, Australia
December 23, 2020